FIDELITY BANCORP, INC.
5455 West Belmont Avenue
Chicago, Illinois 60641
(773) 736-4414


December 26, 1996

Dear Stockholder:


You are cordially invited to attend the Annual Meeting of Stockholders of Fidelity Bancorp, Inc. (the "Company"), the holding company for Fidelity Federal Savings Bank (the "Bank"), which will be held on January 29, 1997 at 10:00 a.m., local time at the corporate offices of the Company, located at 5455 West Belmont, Chicago, Illinois.

As described in the enclosed Proxy Statement, matters scheduled to be presented for stockholder action at the Annual Meeting include the election of two Class I directors, and the ratification of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending September 30, 1997. There will also be a report on the operations of the Company and the Bank, a wholly owned subsidiary of the Company. The Company's directors, executive officers and representatives of the Company's independent auditors will be present to respond to appropriate questions.

The Board of Directors of the Company has determined that approval of the matters to be considered at the meeting is in the best interest of the Company and its stockholders. For the reasons set forth in the Proxy Statement, the Board unanimously recommends a vote "FOR" each matter to be considered.

We hope you will be able to attend the Annual Meeting in person. Whether or not you expect to attend, we urge you to sign, date and return the enclosed proxy card so that your shares will be represented.

On behalf of the Board of Directors and all of the employees of the Company and the Bank, I wish to thank you for your interest and support. I look forward to seeing you at the Annual Meeting.

Sincerely yours,


Raymond S. Stolarczyk
Chairman of the Board and Chief Executive Officer

FIDELITY BANCORP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on January 29, 1997


NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Fidelity Bancorp, Inc. will be held on January 29, 1997, at 10:00 a.m. local time at the corporate offices of the Company, located at 5455 West Belmont Avenue, Chicago, Illinois.

The Annual Meeting is for the purpose of considering and voting upon the following matters:

1.    The election of two Class I directors for terms of three years each;

2. The ratification of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending September 30, 1997; and

3. Such other matters as may properly come before the Annual Meeting or any adjournment or postponements thereof.

The Board of Directors has fixed December 2, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only holders of record of the Company's Common Stock (the "Common Stock") as of the close of business on that date will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned or postponed in order to permit further solicitation of proxies by the Company.

By Order of the Board of Directors



Grant M. Berntson
Corporate Secretary
Chicago, Illinois
December 26, 1996

FIDELITY BANCORP, INC.


PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
January 29, 1997



SOLICITATION AND VOTING OF PROXY

This Proxy Statement is being furnished to stockholders of the Company in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the Annual Meeting to be held on January 29, 1997 at the corporate offices of the Company, 5455 West Belmont Avenue, Chicago, Illinois at 10:00 a.m. local time and any adjournments or postponements thereof. The 1996 Annual Report to Stockholders on Form 10-K, including the consolidated financial statements for the fiscal year ended September 30, 1996, accompanies this Proxy Statement, which is first being mailed to stockholders on or about December 26, 1996.

It is important that holders of a majority of the outstanding shares be represented by proxy or be present in person at the Annual Meeting. Stockholders are requested to vote by completing the enclosed proxy card and returning it, signed and dated, in the enclosed postage-paid envelope. Stockholders are urged to indicate their vote in the spaces provided on the proxy card. All shares of Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions thereon. If no instructions are indicated, properly executed proxies will be voted for the nominees and for adoption of the proposal set forth in this Proxy Statement.

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers on the designated proxyholders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournments or postponements thereof.

A proxy may be revoked at any time prior to its exercise by the filing of written notice of revocation with the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

The cost of solicitation of proxies on behalf of management will be borne by the Company. In addition to the solicitation of proxies by mail, Morrow & Co., Inc., a proxy solicitation firm, will assist the Company in soliciting proxies for the Annual Meeting and will be paid a fee estimated to be $3,500, plus out-of-pocket expenses. Proxies may also be solicited personally or by telephone or telegraph by directors, officers and regular employees of the Company, without additional compensation therefor. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

VOTING SECURITIES

The securities which may be voted at the Annual Meeting consist of shares of Common Stock with each share entitling its owner to one vote on all matters to be voted on at the Annual Meeting, except as described below.

The close of business on December 2, 1996 has been fixed by the Board of Directors as the record date for the determination of stockholders of record entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. The total number of shares of Common Stock outstanding on the record date was 2,784,078 shares.

As provided in the Company's Certificate of Incorporation, holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the "limit") are not entitled to any vote in respect of the shares held in excess of the limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as persons acting in concert with, such person or entity. The Company's Certificate of Incorporation authorizes the Board of Directors to: (i) make all determinations necessary to implement and apply the limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own Common Stock in excess of the limit supply information to the Company to enable the Board to implement and apply the limit.

The presence, in person or by proxy, of holders of at least a majority of the total number of shares of Common Stock entitled to vote (after subtracting any shares held in excess of the limit pursuant to the Company's Certificate of Incorporation) is necessary to constitute a quorum at the Annual Meeting.

As to the election of directors, the proxy card being provided by the Board of Directors enables a stockholder to vote for the election of the nominees proposed by the Board, or to withhold authority to vote for one or more of the nominees. Under Delaware law and the Company's Certificate of Incorporation and bylaws, directors are elected by a plurality of votes cast, without regard to broker non-votes or proxies as to which authority to vote for one or more of the nominees is withheld.

Under the Company's Certificate of Incorporation and bylaws, unless otherwise required by law, all such other matters voted on by stockholders at the Annual Meeting shall be determined by a majority of the votes cast, without regard to either broker non-votes or proxies marked "ABSTAIN" as to that matter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information as to those persons believed by the Company to be beneficial owners of more than 5% of the outstanding shares of Common Stock on the record date based upon certain reports regarding such ownership filed with the Company and with the Securities and Exchange Commission (the "SEC") in accordance with Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") by such persons or group.



  Name and Address of               Amount and Nature of      Percent of
  Beneficial Owner                  Beneficial Ownership      Class
  Fidelity Federal Savings Bank
  Employee Stock Ownership
  Plan and Trust ("ESOP")
  5455 W. Belmont Avenue
  Chicago, Illinois 60641 (1)          290,950                   10.45%


  First Manhattan Co.
  437 Madison Avenue
  New York, New York 10022 (2)         272,167                    9.78%


(1) The Human Resource Policy Committee of the Board of Directors has been appointed to administer the ESOP. An unrelated third party, Harris Bank - Palatine, has been appointed as the corporate trustee for the ESOP ("ESOP Trustee"). The committee may instruct the ESOP Trustee regarding investment of funds contributed to the ESOP. The ESOP Trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. As of the record date, 83,128 shares of Common Stock in the ESOP had been allocated to participating employees. Under the ESOP, unallocated shares will be voted by the ESOP Trustee in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated shares so long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA".)

(2) Based upon information filed in a Schedule 13D by First Manhattan Co. on May 14, 1996.


ELECTION OF DIRECTORS

Pursuant to its bylaws, the number of directors of the Company is set at six unless otherwise designated by the Board of Directors. Each of the six members of the Board of Directors also presently serves as a director of the Bank. Directors are elected for staggered terms of three years each, with a term of only one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified.

The two nominees proposed for election at the Annual Meeting are Thomas E. Bentel and Raymond S. Stolarczyk. Mr. Stolarczyk is an incumbent director and Mr. Bentel is newly nominated to the Board. Such nominations are not being proposed pursuant to any agreement or understanding between any person and the Company.

In the event that any nominee is unable to serve or declines to serve for any reason, the proxies will be voted for the election of such other person as may be designated by the present Board of Directors. The Board of Directors has no reason to believe that either of the nominees will be unable or unwilling to serve. Unless authority to vote for the nominees is withheld, the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR the election of the nominees proposed by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
NOMINEES NAMED IN THIS PROXY STATEMENT

INFORMATION WITH RESPECT TO THE NOMINEES, CONTINUING DIRECTORS, RETIRING DIRECTORS AND OTHER EXECUTIVE OFFICERS

The following table sets forth the names of the nominees, continuing directors, retiring directors and executive officers, as well as their ages; a brief description of their business experience for the past five years, including present occupation and employment; certain directorships held by each; the year in which each became a director and the year in which their term (or in the case of the nominees, their proposed term) as director of the Company expires. The table also sets forth the amount of Common Stock and the percent thereof beneficially owned by each nominee, director, retiring director and executive officer and all directors and executive officers as a group as of November 15, 1996. No director is related to any other director or executive officer of the Company by blood, marriage or adoption, except that Bonnie Stolarczyk is the wife of Raymond Stolarczyk, the Company's Chairman and Chief Executive Officer.

                                                                             Amount and
Name, Age and Principal                                      Expiration      Nature of
Occupation at Present                         Director       of Term         Beneficial        Percent
and for the Past Five Years                   Since (1)      as Director     Ownership (2)     of Class

Nominees
  Class I
  Thomas E. Bentel (age 50)                       --(3)         2000             79,348(2)        2.78%
       President and Chief Operating Officer
       of the Company and the Bank.
       Director of the Bank.  President and
       Director of Fidelity Corporation a
       wholly owned subsidiary of the Bank.

  Raymond S. Stolarczyk (age 58)                  1981          2000            139,231(2)(4)     4.86%
       Chairman of the Board and Chief
       Executive Officer of the Company and
       the Bank.  Chairman of the Board of
       Fidelity Corporation, a wholly-
       owned subsidiary of the Bank. Director
       of the Federal Home Loan Bank of Chicago,
       past Chairman of the Illinois League
       of Financial Institutions, and Trustee
       of the Illinois League of Financial
       Institutions Trust.  Member of American
       Institute of Certified Public Accountants
       and the Illinois Institute of Certified
       Public Accountants.

Class II

  Paul Bielat (age 57)                            1992          1998             31,229(2)        1.11%
       Director of the Company and the Bank.
       Principal in Compliance Assistance
       Partners, Inc., a firm engaged in the
       business of advising banks and thrift
       institutions regarding regulatory
       compliance.  Senior Vice President and
       Treasurer of the Federal Home Loan Bank
       of Chicago from 1982 until 1991.

  Bonnie Stolarczyk (age 50)                      1978          1998             27,396(2)(5)     1.00%
       Director of the Company and the Bank.
       Self-employed as a certified public
       accountant.  Member of the National
       Association of Tax Practitioners,
       American Institute of Certified Public
       Accountants and the Illinois Institute of
       Certified Public Accountants.





                                                                             Amount and
Name, Age and Principal                                      Expiration      Nature of
Occupation at Present                         Director       of Term         Beneficial        Percent
and for the Past Five Years                   Since (1)      as Director     Ownership (2)     of Class

  Class III

  Patrick J. Flynn (age 54)                       1993          1999              8,229(2)          *
       Director of the Company and the Bank.
       Executive Vice President and Senior
       Operating Officer of McDonalds USA.
       Secretary and Director of Link Unlimited
       and Inroads/Chicago, Inc., both non-profit
       organizations.


  Raymond J. Horvat (age 71)                      1978          1999             30,343(2)        1.07%
       Director of the Company and the Bank.
       Co-founder and Senior Advisor of
       Blackstone Enterprises, Inc. a company
       engaged in the business of wholesale and
       retail merchandising.

  Retiring Director

  Class I

  Myron H. Dudek (age 74)                         1981          1997             15,165(2)          *
       Director of the Company and the Bank.
       Tax preparer and seasonal supervisor
       with H&R Block.  Formerly Administrator
       for a retirement home.

Other Executive Officers

  Grant M. Berntson, (age 52)                                                    78,037(2)        2.76%
       Senior Vice President Loan Investments
       and Corporate Secretary of the Company
       and the Bank. Director of the Bank.
       Secretary and Director of Fidelity
       Corporation.


  James R. Kinney (age 50)                                                      102,119(2)        3.62%
       Senior Vice President Finance, Chief
       Financial Officer and Treasurer of the
       Company and the Bank.  Treasurer of
       Fidelity Corporation.  Director of
       Mission Aviation Fellowship, a non-profit
       organization.

  All directors and executive officers as a group                               511,097          17.10%
   (9 persons)

      *Does not exceed 1.0% of the Company's voting securities.
(1)   Includes years of service as a director of the Bank.
(2) Each person effectively exercises sole (or shares with spouse or other immediate family member) voting and dispositive power as to shares reported. Includes 4,982, 11,621, 4,982, 16,602 and 12,402 presently exercisable options granted to Messrs. Bielat, Dudek, Flynn, Horvat and Ms. Stolarczyk, respectively, under the Fidelity Bancorp, Inc. 1993 Stock Option Plan for Outside Directors (the "Directors' Option Plan"). Includes 24,877, 14,839, 8,512 and 8,512 shares awarded to Messrs. Stolarczyk, Bentel, Berntson and Kinney respectively under the Fidelity Federal Savings Bank Recognition and Retention Plan for Officers and Employees ("RRP") and 749, 1,498, 749, 2,245 and 2,245 shares awarded to Messrs. Bielat, Dudek, Flynn and Horvat and Ms. Stolarczyk under the Fidelity Federal Savings Bank Recognition and Retention Plan for Outside Directors ("DRP"), which are not yet vested but as to which voting may be directed. Awards for Messrs. Stolarczyk, Bentel, Berntson and Kinney vest in five equal annual installments which began on December 15, 1994.

Awards to outside directors vest in five equal annual installments which commenced immediately upon the effective date of the award (December 15, 1993). Includes 55,863, 43,206, 15,930 and 15,930 presently exercisable options granted to Messrs. Stolarczyk, Bentel, Berntson and Kinney, respectively, under the Company's 1993 Incentive Stock Option Plan (the "Incentive Option Plan"). Includes 6,000, 6,112, 4,486 and 4,711 shares awarded to Messrs. Stolarczyk, Bentel, Berntson and Kinney respectively under the ESOP as of December 31, 1995.
(3) Director of the Bank since 1988. First time nominee for director of the Company.
(4)    Excludes 27,396 shares held by Bonnie J. Stolarczyk.
(5)    Excludes 139,231 shares held by Raymond S. Stolarczyk.

Section 16(a) of the Exchange Act requires the Company's directors, executive officers and 10% stockholders to file reports of ownership and changes in ownership to the SEC and with the exchange on which the shares of Common Stock are traded. Such persons are also required to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon the Company's review of such forms, and if appropriate, representations to the Company by such persons regarding whether a Form 5 was required to be filed for the past fiscal year, the Company is not aware that any of its directors or executive officers failed to comply with the requirements of Section 16(a) during the period from October 1, 1995 through September 30, 1996.

MEETINGS OF THE BOARD AND COMMITTEES OF THE BOARD

The Board of Directors of the Company conducts its business through meetings of the Board and through activities of its committees. The Board of Directors meets monthly and may have additional meetings as needed. During fiscal 1996, the Board of Directors held 13 meetings. Each of the directors of the Company attended at least 75% of the total number of the Company's board meetings held and committee meetings on which such director served during fiscal 1996. The nature and composition of the committees of the Board are as follows:

Audit Committee. The Audit Committee consists of Messrs. Bielat (Chair), Horvat and Flynn and Ms. Stolarczyk. The committee recommends independent auditors to the Board, reviews the results of the auditors' services and reviews with management the systems of internal control and internal audit reports. The Audit committee met four times in fiscal 1996.

Nominating Committee. The Company's Nominating Committee for the 1997 Annual Meeting consisted of Messrs. Bielat and Flynn and Ms. Stolarczyk. The committee considers and recommends the nominees for director to stand for election at the Company's Annual Meeting. The Company's Certificate of Incorporation and bylaws also provide for stockholder nominations of directors. Such nominations must be in writing and must otherwise comply with the provisions of Section 6 of the Company's bylaws. See "Additional Information - Notice of Business to Be Conducted at an Annual Meeting." The Nominating Committee met once in fiscal 1996.

Human Resource Policy Committee. The Human Resource Policy Committee consists of Messrs. Horvat (Chair), Dudek and Flynn. The purpose of the committee is to recommend the compensation, pension, benefit and other human resource policies and programs for key executive management personnel to the full Board, and to monitor compliance with the Bank's policies and applicable laws and regulations. This committee met one time in fiscal 1996.

DIRECTORS' COMPENSATION

Directors' Fees. The Company pays no fees for service on the Board of Directors. For calendar year 1996, each outside director of the Bank is paid a monthly retainer of $575 plus a fee of $575 for each Board meeting attended. The Chairperson of each committee of the Board of the Bank receives $225 for each committee meeting attended; committee members receive a fee of $175 for each meeting attended. Directors who are officers or executives of the Bank receive no fees for meetings attended.

Executive Compensation

The following report of the compensation committee and stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 (the "Securities Act") or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee Report on Executive Compensation. Under rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's Chief Executive Officer (CEO) and other executive officers. The disclosure requirements for the CEO and executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental compensation decisions affecting those individuals. In fulfillment of this requirement, the Human Resource Policy Committee, at the direction of the Board of Directors, has prepared the following report for inclusion in this Proxy Statement.

Compensation Report. The Human Resource Policy Committee is responsible for establishing the compensation levels and benefits for the executive officers of the Bank who also serve as executive officers of the Company. The committee also is responsible for reviewing recommendations made by management regarding benefits for other employees of the Bank.

In December, 1993, the Bank converted from a mutual to a stock form of ownership and was acquired by the Company. The Company has four executive officers whose salaries are paid by the Bank. The Company reimburses the Bank for the portion of each officer's time and expense spent on Company business.

At the time of the Bank's conversion, the committee determined that in order to align the interests and performance of its executives with the long-term interests of its stockholders, the Bank and the Company needed to adopt stock benefit programs which would reward the executives for delivering long-term value to the Company. In this regard, the Company has established an Employee Stock Ownership Plan, Incentive Stock Option Plan and a Recognition and Retention Plan. When these plans were adopted, the committee assumed the responsibility of supervising their administration.

Executive Compensation Policy. For the past fiscal year, the goals established by the committee for executive officer compensation were:

* to continue the Company asset/liability structure and long-term profitability;

* to provide a compensation package that is conservative in approach, based upon financial performance and stockholder value of the Company, and that will allow the Company to attract, motivate and retain executive officers important to the attainment of long-term business goals; and

* to maintain reasonable "fixed" compensation costs by targeting base salaries within a competitive range.

When evaluating executive compensation, the committee took into consideration several factors, including the internal value of the executives' functions to the Company, the executives' performances for fiscal year ended September 30, 1995 and the results of a competitive compensation analysis, all of which are described below.

The internal value of the executives' functions were weighted to reflect their relative value to the Company and the impact on the Company's financial condition. Weighted factors include the executives' impact on the Company's profits and contributions to long range planning, experience, authority and supervisory responsibilities. Specific point values were given to each of those categories with greater values placed upon the executives' role in
impacting the Company's profitability and input into long range planning.   As
a result of this analysis, the committee established salary ranges for the Company's executive officers.

To evaluate the accomplishments achieved by the executives for fiscal year 1995, the committee developed a performance scorecard to summarize, on a quarterly basis, the progress regarding targeted measurements as outlined in the Company's Fiscal 1995 Financial Plan. The targeted measurements evaluated the Company's performance from customer, financial and business development perspectives. The committee evaluated performance measures as they related to earning asset growth, quality of assets, development of a loan origination program, stockholder return, dividend yield and earnings per share. Written evaluations for each executive were prepared and discussed by the committee to determine each executive's respective contribution to the performance measures.

In 1995, the committee commissioned the consulting firm of Towers Perrin to conduct a compensation analysis for the Company's executive officers. The analysis was based upon a review of the Company's compensation levels as compared to a peer group of competitors established by the Company and Towers Perrin. Towers Perrin concentrated their analysis on the competitiveness of the Company's base salaries, annual incentives, if applicable, and long-term incentive grants that the Company paid to its executives. Compensation data from financial institutions of comparable asset size and geographic location were given the greatest weight. Financial institutions surveyed in the compensation surveys and the peer group mentioned above were not necessarily the same as those in the peer group used for the Stock Performance Graph.

The results of the Towers Perrin executive compensation analysis, together with the performance scorecard and the Company's internal value rating system, were used as guides by the committee when they evaluated the performance of each executive officer and determined what they considered to be a competitive base salary for each member of that group.

Chief Executive Officer. In determining the Chief Executive Officer's compensation for 1996, the committee took into consideration the CEO's performance in relation to the accomplishment of the targeted measurements outlined on the Company's performance scorecard and the compensation data gathered by Towers Perrin. The committee determined that the Company's targeted performance measurements for fiscal year ending September 30, 1995 had been met. Therefore, taking all matters under advisement, the committee increased the salary of the CEO by 7.3%, which became effective January 1, 1996. The committee determined that this increase kept the CEO's direct compensation just above the median of the established peer group. The CEO's salary, for fiscal year ended September 30, 1996, was $199,142.


Other Executive Officers. The weighting system, performance scorecard and Towers Perrin compensation analysis that were used by the committee to determine the direct compensation of the CEO were also used to determine the direct compensation of the other executive officers of the Company. These executives were evaluated on the specific contributions they made to accomplish the goals established in the Company's Financial Plan. The average salary increase awarded to the Company's executive officers for fiscal year 1996 was 7.6%, which became effective January 1, 1996. This increase placed its executive officer compensation in the third quartile of the peer group used in the Towers Perrin analysis.


Human Resource Policy Committee:

Raymond J. Horvat (Chair)
Myron H. Dudek
Patrick J. Flynn

Stock Performance Graph

The following table shows a comparison of the Company's cumulative return since its initial public offering with the cumulative total returns of both a broad market and a peer group index. The broad market index chosen was the Nasdaq Market Index and the peer group index chosen was the Media General Industry Group, which is comprised of savings and loan holding companies securities.
The data was supplied by Media General Financial Services.


COMPARISON OF FIVE YEAR CUMULATIVE RETURN
AMONG FIDELITY BANCORP, INC., PEER GROUP INDEX
AND BROAD MARKET INDEX


                           FIDELITY        PEER           BROAD
                           BANCORP,        GROUP          GROUP
MEASUREMENT PERIOD         INC.            INDEX          INDEX

12/15/93                   $100.00         $100.00        $100.00
12/31/93                    112.50          100.00         100.00
3/31/94                     107.50           95.46         101.61
9/30/94                     122.50          109.62         106.12
3/31/95                     112.94          108.53         107.06
9/30/95                     143.94          142.35         130.50
3/31/96                     157.81          153.21         133.72
9/30/96                     166.74          171.19         147.58

/TABLE

Summary Compensation Table. The following table sets forth the compensation paid by the Company, including any of its subsidiaries, for services during the fiscal years ended September 30, 1996, 1995 and 1994, to the CEO and the three other officers of the Company who received total annual salary and bonus in excess of $100,000 for fiscal year ended September 30, 1996.

                                                                                Long Term Compensation
                                       Annual Compensation                        Awards            Payouts
                                                                                       Securities
                                                                           Restricted  Underlying           All Other
                                                            Other Annual    Stock     Options/     LTIP    Compen-
Name and Principal                Fiscal                     Compensation    Awards      SARs       Payouts sation
Position                          Year   Salary($)   Bonus($)   ($)         ($)(1)      (#)(2)      ($)    ($)(3)
                                         C>
Raymond S. Stolarczyk             1996   $199,142    $  0      $--            --          --         --     $91,875
Chairman of the Board             1995    188,769       0       --            --          --         --      30,750
and Chief Executive Officer       1994    187,479       0       --          $414,610    93,104       --        --

Thomas E. Bentel                  1996    155,546       0       --            --          --         --      93,590
President and Chief               1995    147,711       0       --            --          --         --      30,279
Operating Officer                 1994    149,171       0       --           247,310    72,010       --        --

Grant M. Berntson                 1996    114,523       0       --            --          --         --      68,692
Senior Vice President             1995    109,731       0       --            --          --         --      22,437
Loan Investments and Corporate    1994    116,517       0       --           141,840    26,549       --        --
Secretary

James R. Kinney                   1996    115,654       0       --            --          --         --      72,137
Senior Vice President             1995    108,096       0       --            --          --         --      23,555
Finance, Chief Financial Officer  1994    106,039       0       --           141,840    26,549       --        --
and Treasurer


(1) Pursuant to the RRP, Messrs. Stolarczyk, Bentel, Berntson and Kinney held 24,877, 14,839, 8,512 and 8,512 shares of common stock, respectively, which had a market value of $410,471, $244,844, $140,448 and $140,448, respectively as of September 30, 1996. Such awards vest in five equal annual installments commencing on December 15, 1994. When RRP shares become vested and are distributed, the recipient will also receive an amount equal to accumulated dividends and earnings thereon (if any). All awards vest immediately upon termination of employment due to death, disability or normal retirement or following a change in control.
(2)    Represents options granted under the Incentive Stock Option Plan.
(3) Represents the fair market value of shares granted under the ESOP on the respective allocation date.

Employment and Special Termination Agreements. The Bank and the Company have employment agreements with Messrs. Stolarczyk, Bentel, Berntson and Kinney. The employment agreements are intended to ensure that the Bank and the Company will be able to maintain a stable and competent management.

The employment agreements with Messrs. Stolarczyk and Bentel provide for three year terms and the employment agreements with Messrs. Berntson and Kinney provide for two year terms. Commencing on the first anniversary date and continuing each anniversary date thereafter, the term of each agreement is automatically extended for an additional year unless written notice of non-renewal is given by the Board of Directors after conducting a performance evaluation of the respective executive. In addition to specifying base salary, which is subject to annual review by the Board of Directors, the employment agreements provide for, among other things, disability pay, participation in stock benefit plans and other fringe benefits applicable to executive personnel. The employment agreements provide for termination by the Bank or the Company for cause at any time. In the event the Bank or the Company chooses to terminate the executive's employment for reasons other than for cause or disability, or in the event of the executive's resignation from the Bank and the Company upon: (i) failure to re-elect the executive to his current office; (ii) a material change in the executive's functions, duties or responsibilities, or relocation of his principal place of employment or material reduction in benefits or perquisites; (iii) liquidation or dissolution of the Bank or the Company; or (iv) a breach of the agreement by the Bank or the Company, the executive or, in the event of death, his beneficiary, would be entitled to receive an amount equal to the remaining payments, including base salary, bonuses and other payments and health benefits due under the remaining term of the agreement.

If termination of employment follows a change in control of the Bank or the Company, as defined in the agreements, the executive or, in the event of death, his beneficiary, would be entitled to a payment equal to the greater of: (i) payments due for the remaining term of the agreement or (ii) three times his average annual compensation over the three years preceding his termination of employment, as to Messrs. Stolarczyk and Bentel, and two times his average annual compensation over the previous two years for Messrs. Berntson and Kinney. The Bank and the Company would also continue the executive's life, health and disability coverage for the remaining unexpired term of the agreement to the extent allowed by the plans or policies maintained by the Company from time to time. In the event of a change in control, based upon the past fiscal year's salary and bonus, Messrs. Stolarczyk, Bentel, Berntson and Kinney would receive approximately $553,565; $420,604; $216,254; and $223,750, respectively, in severance payments in addition to other cash and noncash benefits provided for under the agreements. Payments to the executive under the Bank's agreements are guaranteed by the Company in the event that payments or benefits are not paid by the Bank.


Defined Benefit Plan. The Bank maintains a non-contributory defined benefit plan ("Retirement Plan"). All employees who have been credited with 1,000 or more hours of employment during a twelve month period with the Bank and have attained age 21 are eligible to participate in the Retirement Plan.

At the normal retirement age of 65 years old, the Retirement Plan is designed to provide a life annuity guaranteed for 10 years. The retirement benefit provided is based on the highest consecutive five-year average salary and years of benefit service, as shown in the following table. Retirement Plan benefits are also payable upon termination due to late retirement and death. Upon termination of employment other than as specified above, a participant who was employed by the Bank for a minimum of five years is eligible to receive his or her accrued benefit, reduced for early retirement, or a deferred retirement benefit commencing on the participant's normal retirement date. Benefits are payable in various annuity forms, as well as, in the form of a single lump sum payment. Contributions of $83,860 were made to the plan for the fiscal year ended September 30, 1996. Under FASB 87 the Bank accrued $113,398 with respect to the Retirement Plan for the twelve month period ended September 30, 1996.

The following table indicates the annual retirement benefit that would be payable under the plan upon retirement at age 65 to a participant electing to receive his or her retirement benefit in the standard form, assuming various specified levels of plan compensation and various specified years of credited service.




                 15 Years      20 Years    25 Years    30 Years     35 Years
Average          Credited      Credited    Credited    Credited     Credited
Compensation     Service       Service     Service     Service      Service
$25,000          $3,750        $5,000      $6,250      $7,000       $8,750
 50,000           7,500        10,000      12,500      15,000       17,500
 75,000          11,250        15,000      18,750      22,500       26,250
100,000          15,000        20,000      25,000      30,000       35,000
150,000          22,500        30,000      37,500      45,000       52,500


The following table sets forth the years of credit service (i.e., benefit service) as of the fiscal year ended September 30, 1996 for each of the individuals named in the Summary Compensation Table.

                                       Credited Service
                                       Years           Months
          Raymond S. Stolarczyk        20                0

          Thomas E. Bentel             14                0

          Grant M. Berntson            27                0

          James R. Kinney               9                0

Supplemental Executive Retirement Plan. The Bank also maintains a Supplemental Executive Retirement Plan ("SERP"), a nonqualified, unfunded retirement program within the meaning of ERISA. The SERP is intended to provide retirement benefits and preretirement death and disability benefits to those employees named in the Summary Compensation Table.

The Bank accrued $121,000 with respect to the SERP for the fiscal year ended September 30, 1996.

At the normal retirement age of 65 years old, the SERP is designed to provide a 20 year certain annuity payable monthly. This amount shall represent 55% of the average compensation of the participant as of his normal retirement date, reduced by the actuarial equivalent of the benefit actually payable to the participant under the Retirement Plan.

A participant who separates from service prior to the normal retirement date shall be entitled to a benefit equal to the actuarial equivalent of the participant's accrued benefit determined at the time of separation. Accrued benefit shall mean the supplemental benefit of a participant payable in the normal form which is multiplied by a fraction, the numerator of which is the number of completed years of participation on the date of determination and the denominator of which is the number of his or her expected completed years of participation projected to his or her normal retirement date. A participant shall, at all times, be 100 percent vested in his or her accrued benefit.

If a participant dies prior to the time benefits under the SERP commence, the amount of his preretirement death benefit shall be equal to the value of the supplemental benefit calculated as if the participant had terminated his employment on his or her normal retirement date. If a participant becomes disabled prior to the normal retirement date he or she shall be entitled to a benefit equal to the actuarial equivalent of the participant's accrued benefit calculated as if such participant had terminated employment on that date.

Incentive Stock Option Plan. The Company maintains the Incentive Stock Option Plan, which provides discretionary awards to certain officers and key employees as determined by the Human Resource Policy Committee, which administers the plan. There were no grants under the Incentive Stock Option Plan in the fiscal year ended September 30, 1996.

The following table provides certain information with respect to the number of shares of Common Stock represented by outstanding stock options held by the executive officers as of September 30, 1996. Also reported are the values for "in-the-money" options, which amounts represent the positive spread between the exercise price of any such existing stock options and the fiscal year-end price of Common Stock. No options were exercised by the executive officers in fiscal year 1996.



FISCAL YEAR END OPTION VALUES

                                Number of Securities
                                Underlying Unexercised                  Value of Unexercised In-The-Money
Name                            Options at Fiscal Year End (#)(1)       Options at Fiscal Year End ($)(2)


                                Exercisable      Unexercisable          Exercisable      Unexercisable
Raymond S. Stolarczyk           37,241               55,863               $242,066       $363,110
Thomas E. Bentel                28,804               43,206                187,226        280,839
Grant M. Berntson               10,618               15,931                 69,017        103,552
Jim Kinney                      10,618               15,931                 69,017        103,552


(1) Options become exercisable in five equal annual portions commencing December 15, 1994. All options will expire ten (10) years from the date of grant, or December 15, 2003.
(2) Represents the per share market value of the Common Stock at fiscal year end ($16.50) minus the exercise or base price, ($10.00) per share.


Transaction With Certain Related Persons.   The Financial Institutions Reform,
Recovery and Enforcement Act of 1989 ("FIRREA") requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a director or executive officer in excess of the greater of $25,000 or 5% of the Bank's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors.

The Bank's current policy provides that no credit will be extended to a director or executive officer, or to any immediate family member of a director or executive officer, for the purpose of a first mortgage residential loan.
All other loans made by the Bank to its directors and officers are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. As of September 30, 1996, there were no loans outstanding to directors or executive officers.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT AUDITORS

The Company's independent auditors for the fiscal year ended September 30, 1996 were KPMG Peat Marwick LLP. The Company's Board of Directors has reappointed KPMG Peat Marwick LLP to continue as independent auditors for the Company for the fiscal year ending September 30, 1997. If the appointment is not ratified by the Company's stockholders, the Board of Directors will reevaluate the appointment.

Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting, will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders present at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR RATIFICATION OF THE APPOINTMENT OF
THE INDEPENDENT AUDITORS

ADDITIONAL INFORMATION

Other Matters Which May Properly Come before the Annual Meeting

The Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the proxy holders to vote the shares represented thereby on such matters in accordance with their best judgment.

Stockholder Proposals

To be considered for inclusion in the Proxy Statement and proxy relating to the Annual Meeting to be held in 1998, stockholder proposals must be received by the Secretary of the Company at the address set forth on the first page of this Proxy Statement, not later than August 28, 1997. Any such proposal will be subject to Company's bylaws and 17 C.F.R. section 240.14a-8 of the Rules and Regulations under the Exchange Act.

Whether or not you intend to be present at the Annual Meeting, you are urged to return your proxy promptly. If you are present at the Annual Meeting and wish to vote your shares in person, your proxy will be revoked by voting in person at the Annual Meeting.

NOTICE OF BUSINESS TO BE CONDUCTED AT AN ANNUAL MEETING

Section 6 of the bylaws of the Company provide an advance notice procedure for a stockholder to properly nominate directors or bring other business before an annual meeting. The stockholder must give written advance notice to the Secretary of the Company not less than 90 days before the date originally fixed for such meeting; provided, however, that in the event that less than 100 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the date on which the Company's notice to stockholders of the annual meeting date was mailed or such public disclosure was made. The advance notice by stockholders must include the stockholder's name and address, as they appear on the Company's record of stockholders, a brief description of the proposed business, the reason for conducting such business at the Annual Meeting, the class and number of shares of the Company's capital stock that are beneficially owned by such stockholder and any material interest of such stockholder in the proposed business. In the case of nominations to the Board, certain additional information regarding the nominee must also be provided, as set forth in
Section 6 of the bylaws. Nothing in this paragraph shall be deemed to require the Company to include in its Proxy Statement and proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC and in effect at the time such proposal is received.

By Order of the Board of Directors


Grant M. Berntson
Secretary
Chicago, Illinois
December 26, 1996

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING
IN PERSON.  WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL
MEETING, YOU ARE REQUESTED TO SIGN AND PROMPTLY RETURN THE
ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.